Exhibit 10.6
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 5th day of July, 2021 by and between NeoGenomics, Inc. a Nevada corporation (“NeoGenomics” and collectively with any entity that is wholly or partially owned by NeoGenomics, the “Company”), located at 12701 Commonwealth Drive, Suite #9, Fort Myers, Florida 33913 and Gina Wallar (“Executive”), an individual who resides at [***].

RECITALS:

WHEREAS, the Company is engaged in the business of providing genetic and molecular diagnostic testing services to doctors, hospitals and other healthcare institutions; and

WHEREAS, NeoGenomics desires to employ Executive as an officer in the capacity of President, Pharma Services Division, and Executive desires to be employed by NeoGenomics in such capacity, in accordance with the terms, covenants, and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NeoGenomics and Executive agree as follows:

1.     Employment and Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as President, Pharma Services Division, beginning on July 5, 2021, or such other date as may be mutually agreed upon in writing (the “Effective Date”). The Executive’s employment with the Company will be “at will” as such term is construed under Florida law. Either the Executive or the Company may terminate such employment at any time and for any reason, subject to the provisions of Sections 4 and 5 hereof. For purposes of this Agreement, the period from the Effective Date until the termination of the Executive’s employment shall hereinafter be referred to as the “Term”.

2.    Position and Duties.

a)    Position. During the Term hereof, Executive shall serve the Company as the President, Pharma Services Division, of both NeoGenomics, Inc., the parent company, and NeoGenomics Laboratories, Inc., the primary operating subsidiary, or such other position or positions as the Company may in the future determine, at such location or locations as the Company may determine after consultation with the Executive. Executive will report to and be subject to the general supervision and direction of the Company’s Chief Executive Officer (the “CEO”). If requested, Executive will serve in similar capacities for each or any subsidiary of NeoGenomics without additional compensation.

b)    Duties. Executive shall perform such duties as are customarily performed by someone holding the title of President, Pharma Services Division in the same or similar businesses or enterprises as that engaged in by the Company and such other duties as the CEO may assign from time to time. Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its affiliates and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly be approved in advance by the CEO in writing; provided, however, that Executive may, without advance approval, participate in charitable activities and passive personal activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its affiliates, and do not violate the terms of that certain Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Addendum A.

c)    Compliance with Policies, Practices, etc. During the Term hereof, Executive shall comply with all Company policies, practices and procedures and all codes of ethics and or business conduct as may be in effect for officers of the Company from time to time.

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3.    Compensation and Benefits of Executive. The Company shall compensate Executive for Executive’s services rendered under this Agreement as follows:

a)    Base Salary. Unless otherwise adjusted by the Culture and Compensation Committee of the Board (the “Compensation Committee”), the Company shall pay Executive a base salary of $370,000 per annum (the “Base Salary”), payable in equal installments at such times as is consistent with normal Company payroll policy.

b)    Bonus. Executive will be eligible for a performance-based bonus as a participant in the Company’s Management Incentive Plan (“MIP”), which shall set annual target incentives for the Executive and other senior ranking employees that are determined by the Compensation Committee. The Company will target an annual bonus of up to 50% of the Executive’s Base Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by and in the sole discretion of the Compensation Committee after consideration of specified metrics established by the Company’s Board or the Compensation Committee for such fiscal year. The Target Bonus for fiscal year 2021 shall be established within 90 days of the Effective Date. Executive shall be eligible to receive up to 200% of the Target Bonus in the event that the Company’s and/or the Executive’s performance exceeds the thresholds set for the Target Bonus. Except as otherwise agreed to by the parties in writing, Executive must be employed hereunder on the last day of a fiscal year in order to be eligible for a bonus for such fiscal year.

c)    Benefits. Subject to the eligibility requirements (including, but not limited to, participation by part-time employees), and enrollment provisions of the Company’s employee benefit plans, Executive may, to the extent she so chooses, participate in any and all of the Company’s employee benefit plans, at the Company’s expense. All Company benefits are identified in the Company’s Employee Handbook and are subject to change without notice or explanation. In addition, subject to the eligibility requirements (including, but not limited to, participation by a part-time employee) and enrollment provisions of the Company’s executive benefit programs, Executive shall also be entitled to participate in any and all other benefits programs established for officers of the Company.

d)    Sign-On Equity Award. On the Effective Date and, subject to CEO approval, Executive will receive an equity grant pursuant to and governed by the Company’s Amended and restated Equity Incentive Plan (the “Plan”). The equity grant shall have an aggregate target value equal to $250,000 (the “Sign-On Equity Award”). The number of Restricted Shares and Stock Options included in the Sign-On Equity Award shall be determined according to the Company’s customary practice for valuing equity grants and the Restricted Shares and Stock Options included in the Sign-On Equity Award shall each vest ratably over a period of four years from the date of the grant, so long as Executive remains employed by the Company. With regard to Stock Options referenced herein, the Stock Options shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Stock Options, if any, shall be treated as non-qualified stock options.

e)    Annual Equity Award. Beginning in 2022 and, subject to Compensation Committee approval, Executive will receive an annual equity grant pursuant to and governed by the Company’s Plan. The number of Restricted Shares and Stock Options included in the Annual Equity Award shall be determined according to the Company’s customary practice for valuing equity grants and the Restricted Shares and Stock Options included in the Annual Equity Award shall each vest ratably over a period of four years from the date of the grant, so long as Executive remains employed by the Company. With regard to Stock Options referenced herein, the Stock Options shall be treated as incentive stock options (ISOs) to the maximum extent permitted under applicable law, and the remainder of the Stock Options, if any, shall be treated as non-qualified stock options.

f)    Paid Time-Off and Holidays. Executive’s paid time-off (“PTO”) and holidays shall be consistent with the standards set forth in the Company’s Employee Handbook, as revised from time to time or as otherwise published by the Company. Notwithstanding the previous sentence, Executive will be eligible for one hundred sixty (160) hours of PTO/year, which will accrue on a pro-rata basis throughout the year, provided, however, that it is the Company’s policy that no more than forty (40) hours of PTO can be accrued beyond this annual limit for any employee at any time. Thus, when accrued PTO reaches two hundred forty (240) hours, Executive will cease accruing PTO until accrued PTO is one hundred sixty (160) hours or less, at which point Executive will again accrue

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PTO until Executive reaches two hundred forty (240) hours. In addition to PTO, there are also three (3) paid sick days, six (6) paid national holidays and one (1) “floater” day available to Company employees. Executive agrees to schedule such PTO so that it minimally interferes with the Company’s operations.

g)    Reimbursement of Normal Business Expenses. The Company will reimburse all reasonable business expenses of Executive, including, but not limited to, cell phone expenses and business related travel, meals and entertainment expenses in accordance with the Company’s polices for such reimbursement.

4.    Termination. The parties agree that any termination of the Executive’s employment under this Agreement will be governed as follows:

a)    By the Company for Cause. The Company shall have the right to terminate this Agreement and to discharge the Executive for Cause (as defined below), at any time during the Term. For the purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i) failure to materially perform and discharge the duties and responsibilities of Executive under this Agreement after receiving written notice and allowing Executive ten (10) business days to create a plan to cure such failure(s), such plan being acceptable to the Board, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Executive and the thirty (30) day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision, or

(ii) any breach by Executive of the material provisions of this Agreement; or

(iii) misconduct which, in the good faith opinion and sole discretion of the Board, is injurious to the Company; or

(iv) felony conviction involving the personal dishonesty or moral turpitude of Executive; or a determination by the Board, after consideration of all available information, that Executive has willfully and knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; or

(v) engagement in illegal drug use or alcohol abuse which prevents Executive from performing his duties in any manner, or

(vi) any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive; or

(vii) willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or the Confidentiality, Non-Solicitation or Non-Competition Agreement.

Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause. If an Executive is terminated for Cause, the Executive shall only be entitled to receive his accrued and unpaid Salary, bonus and other benefits through the termination date and the Company shall have no further obligations under this Agreement from and after the date of termination.

b)    Termination by Company Without Cause. At any time during the Term, the Company shall have the right to terminate this Agreement and to discharge the Executive without Cause effective upon delivery of sixty (60) days written notice to the Executive. If the Company terminates the Executive without “Cause” for any reason, as long as the Executive executes a general waiver and release of all claims which the Executive may have against the Company which form of the general waiver and release will be determined in the sole discretion of the Company, then the Company agrees that, as severance, it will continue to pay the Executive’s Base Salary in accordance with Section 3(a) above (the “Severance Payments”) for twelve (12) months from the date of the separation in the notice of termination. In addition, Executive will be entitled to receive the Target Bonus Executive

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would have been eligible to receive for the fiscal year, prorated based on the date of separation in the notice of termination, and payable in accordance with the Company’s regular payment schedule and procedures for such Target Bonus (the “Prorated Target Bonus”).

Executive further agrees that in the event that Executive obtains employment during any period where Severance Payments are being made, Executive will promptly notify the Company of the nature of his new employment. Provided that such employment does not violate the terms of the Confidentiality, Non- Solicitation and Non-Compete Agreement, such Severance Payments will continue to be paid. Other than the Severance Payments and the Prorated Target Bonus, the Company shall have no further obligation to the Executive after the date of such termination; provided, however, that the Executive shall only be entitled to continuation of the Severance Payments as long as Executive is in compliance with the provisions of the Confidentiality, Non-Solicitation & Non-Compete Agreement, which is part of this Agreement.

If termination without Cause shall occur at any time, then the pro rata portion of any unvested time-based equity or performance-based equity (assuming that the target threshold associated with such performance-based equity has been met) up until the date of separation in the notice of termination that are due to vest in the twelve (12) month period following the date of separation shall vest, and any remaining unvested time-based or performance based equity shall vest only at the discretion of the Compensation Committee in accordance with the terms of the Company’s Plan.

c)     By Resignation of the Executive. The Executive may terminate his employment hereunder, upon giving sixty (60) days written notice to the Company. The Executive agrees that, unless otherwise agreed upon in writing, during such sixty (60) day period no more than one week of unused PTO may be utilized and that all other unused PTO up to the time of termination shall be forfeited. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive’s termination of employment longer than the Executive’s original notice of termination. Upon such a termination, the Executive shall become entitled to any accrued but unpaid salary and other benefits up to and including the date of termination and the pro rata portion of any unvested time-based or performance–based equity (assuming that the target threshold associated with such performance-based equity has been met) that are due to vest up until the date of separation shall vest.

d)    Disability of the Executive. This Agreement may be terminated by the Company upon the Disability of the Executive. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period. In the event that any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is agreeable to the Company and the Executive, and such physician shall determine whether the Executive suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Executive. The entire cost of such examination shall be paid solely by the Company. In the event the Company has purchased disability insurance for Executive, the Executive shall be deemed disabled if he is disabled as defined by the terms of the disability policy. On the date that the Executive is deemed to have a Disability, this Agreement will be deemed to have been terminated and the Executive shall be entitled to receive from the Company his accrued and unpaid Base Salary, bonus and other benefits through the termination date. If a termination of the Executive by Disability shall occur at any time, then any unvested time-based equity or performance-based equity shall vest on the date that the Executive is deemed to have a Disability. Other than as set forth in the immediately preceding two sentences, the Company shall have no further salary or bonus payment or other benefits obligations under this Agreement from and after the date of termination due to Disability.

e)    Death of the Executive. In the event of the death of Executive, the employment of the Executive by the Company shall automatically terminate on the date of the Executive’s death and the Company shall be obligated to pay Executive’s estate (i) the Executive’s accrued and unpaid Base Salary, bonus and other benefits through the termination date. If the death of the Executive shall occur at any time, than any unvested time-based equity or performance-based equity shall vest on the date of the Executive’s death. Other than as set forth in the

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immediately preceding two sentences, the Company shall have no further obligations under this Agreement from and after the date of termination due to the death of the Executive.

5.    Effect of Termination. The provisions of this Section 5 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 4 or otherwise.

a)     Provision by the Company of Severance Payments, if any, due to the Executive in accordance with this Agreement shall constitute the entire obligation of the Company to the Executive hereunder. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to this Agreement.

b)    Except for any right of the Executive to continue medical, vision, or dental plan participation in accordance with applicable law or as expressly provided herein, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Severance Payments, notice required hereunder, or any other payment made to or on behalf of the Executive following such date of termination.

c)    Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under the Confidentiality, Non-Solicitation & Non-Compete Agreement. The obligation of the Company to provide Severance Payments hereunder is expressly conditioned on the Executive’s execution of a general release and waiver, as referenced in Section 4(b), and the Executive’s continued full compliance with the terms of the Confidentiality, Non-Compete & Non-Solicitation Agreement. The Executive acknowledges that, except as expressly provided in Section 4(b), no compensation is earned after termination of employment.

6.    Confidentiality, Non-Solicitation & Title to Work Product Agreement. Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto as Addendum A and has signed that Agreement. Such Confidentiality, Non-Solicitation and Title To Work Product Agreement is hereby incorporated into and made a part of this Agreement.

7.    Importance of Certain Clauses. Executive and the Company agree that the covenants contained in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached hereto and incorporated into this Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of the Company. As such, because the Company’s continued business and viability depend on the protection of such secrets and non-competition, these clauses are interpreted by the parties to have the widest and most expansive applicability as may be allowed by law and Executive understands and acknowledges his or his understanding of same.

8.    Consideration. Executive acknowledges and agrees that the provision of employment under this Agreement and the execution by the Company of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive’s duties, obligations and covenants under this Agreement and under the Confidentiality, Non-Solicitation and Non-Compete Agreement incorporated into this Agreement.

9.    Acknowledgement of Post Termination Obligations. Upon the effective date of termination of Executive’s employment (unless due to Executive’s death), if requested by the Company, Executive shall participate in an exit interview with the Company and certify in writing that Executive has complied with his contractual obligations and intends to comply with his continuing obligations under this Agreement, including, but not limited to, the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement. To the extent it is known or applicable at the time of such exit interview, Executive shall also provide the Company with information concerning Executive’s subsequent employer and the capacity in which Executive will be employed. Executive’s failure to comply shall be a material breach of this Agreement, for which the Company, in addition to any other civil remedy, may seek equitable relief.

10.    Withholding. All payments made to Executive shall be made net of any applicable withholding for income taxes and Executive’s share of FICA, FUTA or other employment taxes. The Company shall withhold such amounts

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from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.

11.    Representations of Executive. Executive represents and warrants to the Company that (a) nothing in his past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his ability to serve as the President and Chief Operating Officer, Laboratory Operations of a publicly-traded company or materially damage his credibility with public shareholders; (b) Executive has not been convicted of any criminal offense related to health care, or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency; (c) there are no restrictions, agreements, or understandings whatsoever to which Executive is a party which would prevent or make unlawful his execution of this Agreement or employment hereunder, (d) Executive’s execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound, (e) Executive is free and able to execute this Agreement and to continue employment with the Company, and (f) Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

12.    Compliance Agreements. Executive agrees to provide services to the Company in compliance with all applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, including, without limitation, the Medicare and Medicaid anti-kickback law, the Stark self- referral prohibition, and compliance guidance published by the Office of the Inspector General of the Department of Health and Human Service, and to assist the Company in remaining educated and in compliance with respect to such laws and regulations and compliance guidance. Executive acknowledges that he understands these requirements, and shall remain educated and informed regarding the applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies. In the event that Executive knows or suspect that any activities of the Company or any personnel or contractor of the Company, or any client of the Company implicates any such requirements or guidance, Executive agrees that she will immediately inform the Board and cooperate fully with the Company to investigate and address any compliance issues arising as a result of such known or suspected activities. Executive further understands and acknowledges that compliance with this paragraph shall be a condition of employment.

13.    Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

14.    Entire Agreement. This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or she has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his own judgment in entering into this Agreement.

15.    Assignment. The Company may assign its interest and rights under this Agreement at its sole discretion and without approval of Executive to a successor in interest by the Company’s merger, consolidation or other form of business combination with or into a third party where the Company’s stockholders before such event do not control a majority of the resulting business entity after such event. All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality, Non-Solicitation and Non-Compete Agreement attached as
Addendum A and incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law. Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Executive.

16.    Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by hand delivery or by overnight delivery, a) if to the Company, at the Company’s then current headquarters

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location, and b) if to Executive, via hand delivery or at the most recent address on file with the Company for Executive or to such subsequent addresses as either party shall so designate in writing to the other party.

17.    Remedies. If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

18.    Amendment/Waiver. No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties. No waiver by the Employer of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

19.    Governing Law, Venue and Jurisdiction. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Executive consents to personal jurisdiction and venue in the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between Executive and Employer.

20.    Arbitration. Any and all controversies and disputes between Executive and Company arising from this Agreement or regarding any other matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Employment Arbitration Rules and Mediation Procedures. Any arbitration action brought pursuant to this section shall be heard in Fort Myers, Lee County, Florida. The Circuit Court in and for Lee County, Florida shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality, Non-Solicitation and Non- Compete Agreement.

21.    Headings. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

22.    Miscellaneous Terms. The parties to this Agreement declare and represent that:

a.They have read and understand this Agreement;

b.They have been given the opportunity to consult with an attorney if they so desire;

c.They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.They have retained signed copies of this Agreement for their records; and

e.The rights, responsibilities and duties of the parties hereto, and the covenants and agreements contained herein, shall continue to bind the parties and shall continue in full force and effect until each and every obligation of the parties under this Agreement has been performed.

23.    Counterparts. This Agreement may be executed in counterparts and by electronic signature (e.g. DocuSign), facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

Signatures appear on the following page.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEOGENOMICS, INC.

By: /s/ Mark Mallon

Name: Mark Mallon

Title: Chief Executive Officer

EXECUTIVE

By: /s/ Gina Wallar

Name: Gina Wallar

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Addendum A

Confidentiality, Non-Solicitation & Title to Work Product Agreement

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